Exhibit 2.1

EXECUTION COPY

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CITIZENS BANCSHARES, INC.,

ABC BANCORP

AND

WAKULLA MERGER SUB, INC.

Dated as of October 5, 2004

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LIST OF EXHIBITS:

Exhibit Number	Description

1.	List of Target Optionholders (§7.11)

2.	Form of Optionholder Consent (§7.11)

3.	Form of Irrevocable Proxy (§ 7.12)

4.	Form of Employment Agreement (§ 8.2(d))

5.	Matters as to which Igler & Dougherty, P.A. will opine (§ 8.2(e))

6.	Form of Non-Competition and Non-Disclosure Agreement (§ 8.2(i))

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AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of October 5, 2004, by and among CITIZENS BANCSHARES, INC. (“Target”), a corporation organized and existing under the laws of the State of Florida, with its principal office located in Crawfordville, Florida, ABC BANCORP (“Purchaser”), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Moultrie, Georgia, and WAKULLA MERGER SUB, INC. (“Merger Sub”), a corporation organized and existing under the laws of the State of Florida and a wholly-owned subsidiary of Purchaser.

Preamble

Target and Purchaser have entered into that certain Agreement and Plan of Merger dated as of May 17, 2004 (the “Original Merger Agreement”). The Parties now wish to amend and restate the Original Merger Agreement in its entirety in the manner hereinafter set forth to provide for the combination of Target with Merger Sub by virtue of the merger of Merger Sub with and into Target, as a result of which the outstanding shares of the capital stock of Target shall be converted into the right to receive the consideration provided for herein. The transactions described in this Agreement are subject to providing notice to or receiving the approvals of the shareholders of Target, the Board of Governors of the Federal Reserve System, the Florida Department of Banking and Finance and the Georgia Department of Banking and Finance and the satisfaction of certain other conditions described in this Agreement.

Following the Closing of the Merger, Target will remain in existence under its Articles of Incorporation and Bylaws, as in effect immediately prior to the Effective Time, as a wholly-owned subsidiary of Purchaser.

Certain terms used in this Agreement are defined in Section 10.1 hereof.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE 1.

TERMS OF MERGER

SECTION 1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into Target in accordance with the provisions of Section 607.1107 of the FBCA, with the effect provided in Section 607.1106 of the FBCA, and subject to the provisions of Section 658.28 and Section 658.295 of the FBC (the “Merger”). Target shall be the Surviving Corporation resulting from the Merger and a wholly-owned subsidiary of Purchaser. The Merger shall be consummated pursuant to the terms of this

Agreement, which has been approved and adopted by the respective Boards of Directors of Target, Merger Sub and Purchaser.

SECTION 1.2 Time and Place of Closing. The Closing shall take place at 10:00 a.m. on the date that the Effective Time occurs or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree (the “Closing Date”). The place of Closing shall be at the executive offices of Purchaser, or such other place as may be mutually agreed upon by the Parties.

SECTION 1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Florida in accordance with the relevant provisions of the FBCA (the “Effective Time”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officer of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on (a) the first business day of the month immediately following the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger and (ii) the date on which the shareholders of Target approve this Agreement to the extent such approval is required by applicable Law; or (b) such later date as may be mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party.

ARTICLE 2.

ARTICLES; BYLAWS; MANAGEMENT

SECTION 2.1 Articles of Incorporation. The Articles of Incorporation of Target in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

SECTION 2.2 Bylaws. The Bylaws of Target in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

SECTION 2.3 Directors and Officers. The directors of Merger Sub in office immediately prior to the Effective Time, together with such additional persons, if any, as may thereafter be appointed, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Merger Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The directors and officers of Target Bank immediately prior to the Effective Time, together with such additional persons as the Surviving Corporation shall appoint in order to comply with the provisions of Section 658.33 of the FBC, shall serve as the initial directors and officers of Target Bank from and after the Effective Time in accordance with the Bylaws of Target Bank.

ARTICLE 3.

MANNER OF CONVERTING AND EXCHANGING SHARES

SECTION 3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of Merger Sub and Target shall be converted as follows:

(a) Each share of the common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted solely into 100 fully paid and non-assessable shares of the Surviving Corporation.

(b) Subject to the remaining provisions of this Section 3.1, each share of Target Common Stock (including any shares currently subject to options which are exercised prior to the Effective Time, if any) outstanding immediately prior to the Effective Time, other than shares with respect to which (subject to the terms of Section 8.2(g) hereof) statutory dissenters’ rights have been perfected (the “Dissenting Shares”) and shares held by Target or any of the Target Subsidiaries or by Purchaser or any of the Purchaser Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted (the “Outstanding Target Shares”), shall automatically be converted at the Effective Time into the right to receive cash in an amount equal to (i) 2.750 multiplied by the Total Equity of Target, divided by (ii) the aggregate number of Outstanding Target Shares (the “Merger Consideration”). [By way of example only, to illustrate the operation of this Section 3.1(b), assume that (x) the Total Equity of Target is determined to be $4,275,000, and (y) the aggregate number of Outstanding Target Shares is 1,250,000. Accordingly, at the Effective Time, a Target shareholder owning 1,000 shares of Target Common Stock would be entitled to receive Merger Consideration in the aggregate amount of $9,405.00.]

(c) Prior to the Effective Time, Purchaser shall select a bank or trust company reasonably acceptable to Target to act as exchange agent (the “Exchange Agent”) to effectuate the delivery of the Merger Consideration to holders of Target Common Stock.

(d) Each share of the Target Common Stock that is not an Outstanding Target Share as of the Effective Time shall be cancelled without consideration therefor.

(e) Subject to the terms of Section 8.2(g) hereof, all Outstanding Target Shares held by Target shareholders who, prior to the Effective Time, have met the requirements of Section 607.1301, et. seq., of the FBCA with respect to shareholders dissenting from the Merger (“Dissenting Target Shareholders”) shall not be converted in the Merger, but all such shares shall be cancelled and the holders thereof shall thereafter have only such rights as are granted to dissenting shareholders under Section 607.1320 of the FBCA; provided, however, that if any such shareholder fails to perfect his or her rights as a dissenting shareholder with respect to his or her Outstanding Target Shares in accordance with Section 607.1320 of the FBCA, then such shares held by such shareholder shall, upon the happening of that event, be treated the same as all other holders of Target Common Stock who have not dissented from the Merger.

SECTION 3.2 Exchange of Shares. Target shall send or cause to be sent to each holder of Outstanding Target Shares as of the record date fixed for the Shareholders’ Meeting (the “Record Date”) a form of letter of transmittal (the “Letter of Transmittal”) for use in exchanging certificates previously evidencing shares of Target Common Stock (“Old Certificates”) for the Merger Consideration which shall be deposited with the Exchange Agent by Purchaser as of the Effective Time. The Letter of Transmittal shall be mailed within ten (10) business days following the date of the Shareholders’ Meeting. The Letter of Transmittal will contain instructions with respect to the surrender of Old Certificates and the distribution of the Merger Consideration. Unless and until Old Certificates (or evidence that such certificates have been lost, stolen or destroyed accompanied by such security or indemnity as shall be requested by Purchaser) are presented to the Exchange Agent, the holder thereof shall not be entitled to the Merger Consideration to be paid in exchange therefor pursuant to the Merger. Subject to applicable law and to the extent that the same has not yet been paid to the Florida Office of Financial Regulation—Abandoned Property Division pursuant to applicable abandoned property Laws, upon surrender of his or her Old Certificates, the holder thereof shall be paid the Merger Consideration to which he or she is entitled. All such property, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered Old Certificates and unclaimed at the end of one (1) year from the Effective Time, shall at such time be paid or redelivered by the Exchange Agent to Purchaser, and after such time any holder of an Old Certificate who has not surrendered such certificate shall, subject to applicable Laws and to the extent that the same has not yet been paid to the Florida Office of Financial Regulation—Abandoned Property Division pursuant to applicable abandoned property Laws, look as a general creditor only to Purchaser for payment or delivery of such property. In no event will any holder of Target Common Stock exchanged in the Merger be entitled to receive any interest on any amounts held by the Exchange Agent or Purchaser. Any other provision of this Agreement notwithstanding, Purchaser shall not be liable to a holder of Target Common Stock for any amounts paid or for any property delivered in good faith to the Florida Office of Financial Regulation - Abandoned Property Division pursuant to any applicable abandoned property Law.

SECTION 3.3 Shares Held by Target or Purchaser. Each of the shares of Target Common Stock held by any Target Company or by any Purchaser Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

SECTION 3.4 Target as Subsidiary. After consummation of the Merger, Target shall be a separate wholly-owned subsidiary of Purchaser.

SECTION 3.5 Rights of Former Target Shareholders. At the Effective Time, the stock transfer books of Target shall be closed as to holders of Target Common Stock immediately prior to the Effective Time, and no transfer of Target Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.2 of this Agreement, each Old Certificate (other than shares to be canceled pursuant to Section 3.1(d) of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 of this Agreement in exchange therefor.

SECTION 3.6 Options.

(a) Each restricted stock award, stock appreciation right, warrant, stock option or other right, if any, to purchase shares of Target Common Stock (collectively, the “Outstanding Convertible Securities”) that remain unexercised or unconverted immediately prior to the Effective Time shall be cancelled (whether or not any such Outstanding Convertible Security is then convertible or exercisable), and all rights and plans in respect thereof shall cease to exist, without any conversion thereof or payment of any consideration therefor; provided, however, that no such cancellation shall affect the aggregate Merger Consideration to be paid by Purchaser hereunder.

(b) Prior to the Closing, Target shall collect and withhold all required employment and other withholding Taxes, if any, applicable or relating to the exercise or conversion of, or any other action, omission or thing relating to, the Outstanding Convertible Securities, regardless of whether any such withholding Tax arises prior to, contemporaneously with or after the Closing.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF TARGET

Target hereby represents and warrants to Purchaser as follows:

SECTION 4.1 Organization, Standing and Power. Target is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and is duly registered as a bank holding company under the BHC Act. Target has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. No Target Company owns any property or conducts any business outside of the State of Florida which would require any of them to be qualified as a foreign corporation in any jurisdiction. Target Bank is duly registered as a financial institution under the Laws of the State of Florida.

SECTION 4.2 Authority; No Breach.

(a) Target has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Target, subject to the approval of this Agreement by the holders of a majority of the outstanding Target Common Stock. Subject to such requisite shareholder approval, this Agreement represents a legal, valid and binding obligation of Target, enforceable against Target in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by Target, nor the consummation by Target of the transactions contemplated hereby, nor compliance by Target with any of the provisions hereof will (i) conflict with or result in a breach of any provision of Target’s Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Target Company under, any Contract or Permit of any Target Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target, or (iii) subject to receipt of the requisite approvals referred to in Section 8.1(b) of this Agreement, violate any Law or Order applicable to any Target Company or any of its Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by Target of the Merger and the other transactions contemplated in this Agreement.

SECTION 4.3 Capital Stock.

(a) The authorized capital stock of Target consists of 4,000,000 shares of Target Common Stock, of which 155,750 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of Target are duly and validly issued and outstanding and are fully paid and nonassessable under the FBCA. None of the outstanding shares of capital stock of Target has been issued in violation of any preemptive rights of the current or past shareholders of Target. Target has outstanding options to purchase not more than 18,500 shares of Target Common Stock.

(b) Except as set forth in Section 4.3(a) above or as Previously Disclosed, there are no shares of capital stock or other equity securities of Target outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Target or contracts, commitments, understandings or arrangements by which Target is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

SECTION 4.4 Target Subsidiaries. Target has Previously Disclosed all of the Target Subsidiaries as of the date of this Agreement. Target owns all of the issued and outstanding shares of capital stock of Target Bank, and Target Bank owns all of the issued and outstanding stock of each other Target Subsidiary. No equity securities of any Target Subsidiary are or may become required to be issued (other than to a Target Company) by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any Target Subsidiary is bound to issue (other than to a Target Company) additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any Target Company is or may be bound to transfer any shares of the capital stock of any Target Subsidiary (other than to a Target Company). There are no Contracts relating to the rights of any Target Company to vote or to dispose of any shares of the capital stock of any Target Subsidiary. All of the shares of capital stock of each Target Subsidiary held by a Target Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Target Company free and clear of any Lien. Each Target Subsidiary is either a bank or a corporation, and is duly organized, validly existing and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each Target Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target. Each Target Subsidiary that is a depository institution is an insured institution as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

SECTION 4.5 Financial Statements.

(a) Target has Previously Disclosed, and delivered to Purchaser prior to the execution of this Agreement, copies of all Target Financial Statements for periods ended prior to the date hereof and will deliver to Purchaser copies of all Target Financial Statements prepared subsequent to the date hereof. The Target Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the Target Companies, which are or will be complete and correct in all Material respects and which have been or will have been maintained in accordance with sound business practices, and (b) present or will present fairly the consolidated financial position of the Target Companies as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity and cash flows of the Target Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not Material). To the Knowledge of Target, (i) the Target Financial Statements do not contain any untrue statement of a Material fact or omit to state a Material fact necessary to make the Target Financial Statements not misleading with respect to the periods covered by them and (ii) the Target Financial Statements fairly present, in all Material respects, the financial condition, results of operations and cash flows of Target as of and for the periods covered by them.

(b) Target’s external auditor is and has been throughout the periods covered by the Target Financial Statements (A) “independent” with respect to Target within the meaning of Regulation S-X under the 1933 Act and (B) in compliance with subsections (g) through (l) of Section 10A of the 1934 Act and the related Rules of the SEC and the Public Company

Accounting Oversight Board. Except as Previously Disclosed, Target’s auditors have not performed any non-audit services for Target since 2001.

(c) Each Target Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Target and to maintain accountability for Target’s consolidated assets; (iii) access to Target’s consolidated assets is permitted only in accordance with management’s authorization; (iv) the reporting of Target’s consolidated assets is compared with existing assets at regular intervals; (v) accounts, notes and other receivables and inventory are recorded accurately; and (vi) proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

SECTION 4.6 Absence of Undisclosed Liabilities. Except as Previously Disclosed, no Target Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target, except Liabilities which have been Previously Disclosed and Liabilities which are accrued or reserved against in the consolidated balance sheet of Target as of December 31, 2003 included in the Target Financial Statements or reflected in the notes thereto. Except as Previously Disclosed, no Target Company has incurred or paid any Liability since December 31, 2003, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

SECTION 4.7 Absence of Certain Changes or Events. Except as Previously Disclosed, since December 31, 2003, (a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target, (b) the Target Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of Target provided in Article 7 of this Agreement, and (c) each Target Company has conducted its business in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

SECTION 4.8 Tax Matters.

(a) All Tax Returns required to be filed by or on behalf of any of the Target Companies have been duly filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before the date hereof, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Target, and all Tax Returns filed are complete and accurate to the Knowledge of Target. All Taxes shown on filed Tax Returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Target, except as reserved against in the Target Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

(b) None of the Target Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid Tax deficiency has been asserted in writing against or with respect to any Target Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

(c) Adequate provision for any Taxes due or to become due for any of the Target Companies for the period or periods through and including the date of the respective Target Financial Statements has been made and is reflected on such Target Financial Statements.

(d) Deferred Taxes of the Target Companies have been provided for in accordance with GAAP. Effective January 1, 1993, each Target Company adopted Financial Accounting Standards Board Statement 109, “Accounting for Income Taxes”.

(e) Each of the Target Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-4 and W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

(f) No Target Company has made any payments, is obligated to make any payments or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

(g) There are no Material Liens with respect to Taxes upon any of the Assets of any Target Company.

(h) No Target Company has filed any consent under former Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

(i) No Target Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

SECTION 4.9 Target Allowance for Possible Loan Losses. The allowance for possible loan or credit losses (the “Target Allowance”) shown on the consolidated balance sheets of Target included in the most recent Target Financial Statements dated prior to the date of this Agreement was, and the Target Allowance shown on the consolidated balance sheets of Target included in the Target Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of Target Bank and other extensions of credit by Target Bank as of the dates thereof, except where the inadequacy of such Target Allowance is not reasonably likely to have a Material Adverse Effect on Target.

SECTION 4.10 Assets. Except as Previously Disclosed or as disclosed or reserved against in the Target Financial Statements, or where the failure to own good and marketable title is not reasonably likely to have a Material Adverse Effect on Target, the Target Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All Material tangible properties used in the businesses of the Target Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Target’s past practices. All Assets which are Material to Target’s business on a consolidated basis, held under leases or subleases by any of the Target Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the Target Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the Target Companies is a named insured are, in the reasonable belief of Target’s management, reasonably sufficient. No Target Company has received notice from any insurance carrier than (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of the Target Companies include all assets required to operate the business of the Target Companies as presently conducted.

SECTION 4.11 Environmental Matters. Except as Previously Disclosed:

(a) Each Target Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

(b) There is no Litigation pending or, to the Knowledge of Target, threatened before any court, governmental agency or authority or other forum in which any Target Company or any of its Participation Facilities or Loan Properties has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any Target Company or any of its Participation Facilities or Loan Properties, except for such Litigation pending or, to the Knowledge of Target, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

(c) To the Knowledge of Target, there is no reasonable basis for any Litigation of the type described in subsection (b) of this Section 4.11, except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

(d) During the period of (i) any Target Company’s ownership or operation of any of its current properties, (ii) any Target Company’s participation in the management of any Participation Facility, or (iii) any Target Company’s holding of a security interest in a Loan Property, there have been no releases, spills or discharges of Hazardous Material or other conditions involving Hazardous Materials in, on, under or affecting any such property, Participation Facility or, to the Knowledge of Target, Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

(e) Prior to the period of (i) any Target Company’s ownership or operation of any of its current properties, (ii) any Target Company’s participation in the management of any Participation Facility, or (iii) any Target Company’s holding of a security interest in a Loan Property, to the Knowledge of Target, there were no releases, spills or discharges of Hazardous Material or other conditions involving Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

SECTION 4.12 Compliance with Laws.

(a) Target is duly registered as a bank holding company under the BHC Act. Each Target Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

(b) Except as Previously Disclosed, no Target Company:

(i) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target; or

(ii) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (A) asserting that any Target Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target, (B) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target, or (C) requiring any Target Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts Materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

SECTION 4.13 Labor Relations. No Target Company is the subject of any Litigation asserting that it or any other Target Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other Target Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any Target Company, pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving any Target Company’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

SECTION 4.14 Employee Benefit Plans.

(a) Target has Previously Disclosed, and delivered or made available to Purchaser prior to the execution of this Agreement, copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans all other written employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans,” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Target Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the “Target Benefit Plans”). Any of the Target Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “Target ERISA Plan.” Each Target ERISA Plan which is also a “defined benefit plan” (as defined in Section 414(j)) of the Internal Revenue Code) is referred to herein as a “Target Pension Plan.” No Target Pension Plan is or has been a multi employer plan within the meaning of Section 3(37) of ERISA. The Target Companies do not participate in either a multi employer plan or a multiple employer plan.

(b) The Target Companies have delivered or made available to Purchaser prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for all Target Benefit Plans (including insurance contracts) and all amendments thereto; (ii) with respect to any such Target Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters or Material advisory opinions issued by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation; (iii) all annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports and summary annual reports prepared for any Target Benefit Plan with respect to the most recent plan year; and (iv) the most recent summary plan descriptions and any Material modifications thereto.

(c) All Target Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

Each Target Benefit Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS, and neither Target nor any Target Company is aware of any circumstances likely to reasonably result in revocation of any such favorable determination letter or failure of any Target Benefit Plan intended to satisfy Internal Revenue Code Section 401 to satisfy the Tax qualification provisions of the Internal Revenue Code applicable thereto. No Target Company has engaged in a transaction with respect to any Target Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date hereof, would subject any Target Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target or any Target Company.

(d) No Target ERISA Plan has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan’s most recent actuarial valuation, and the fair market value of the assets of any such plan exceeds the plan’s “benefit liabilities”, as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position of any Target Pension Plan, (ii) no change in the actuarial assumptions with respect to any Target Pension Plan, and (iii) no increase in benefits under any Target Pension Plan as a result of plan amendments or changes in applicable Law, which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target or Materially adversely affect the funding status of any such plan. Neither any Target Pension Plan nor any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Target Company, or the single-employer plan of any entity which is considered one employer with Target under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an “ERISA Affiliate”) has an “accumulated funding deficiency” within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on Target. No Target Company has provided, or is required to provide, security to a Target Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under ERISA Section 4006 have been timely paid by all Target Companies except to the extent any failure to do so would not have a Materially Adverse Effect on Target.

(e) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any Target Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on Target. Except as Previously Disclosed, no Target Company has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on Target. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Target Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

(f) Except as required under Title I, Part 6 of ERISA and Internal Revenue Code Section 4980B, no Target Company has any obligations for retiree health and life benefits under any of the Target Benefit Plans and there are no restrictions on the rights of such Target Company to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on Target.

(g) Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any Target Company from any Target Company under any Target Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Target Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase or acceleration is reasonably likely to have a Material Adverse Effect on Target.

(h) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement or employment agreement) of employees and former employees of any Target Company and its beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Target Financial Statements to the extent required by and in accordance with GAAP.

SECTION 4.15 Material Contracts. Except as Previously Disclosed or otherwise reflected in the Target Financial Statements, none of the Target Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, (b) any Contract relating to the borrowing of money by any Target Company or the guarantee by any Target Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (c) any other Contract or amendment thereto that would be required to be filed as an exhibit to any Target Regulatory Report filed by Target with any Regulatory Authority as of the date of this Agreement that has not been filed by Target with any Regulatory Authority as an exhibit to any Target Regulatory Report for the fiscal year ended December 31, 2003 (together with all Contracts referred to in Sections 4.10 and 4.14(a) of this Agreement, the “Target Contracts”). With respect to each Target Contract, (i) the Contract is in full force and effect, (ii) no Target Company is in Default thereunder other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Target Companies, (iii) no Target Company has repudiated or waived any Material provision of any such Contract, and (iv) no other party to any such Contract is, to the Knowledge of the Target Companies, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Target Companies, or has repudiated or waived any Material provision thereunder. Except as Previously Disclosed, all of the indebtedness of the

Target Companies for money borrowed is prepayable at any time by the Target Companies without penalty or premium.

SECTION 4.16 Legal Proceedings. Except as Previously Disclosed, there is no Litigation instituted or pending or, to the Knowledge of Target, threatened (or unasserted but considered probable of assertion and which, if asserted, would have at least a reasonable probability of an unfavorable outcome) against any Target Company, or against any Asset, interest or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any Target Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

SECTION 4.17 Reports. Except as Previously Disclosed, since January 1, 2001, each Target Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with all Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all Material respects with all applicable Laws. As of their respective dates, none of such reports or documents contained any untrue statement of a Material fact or omitted to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.18 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any Target Company or any Affiliate thereof to Purchaser pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Target Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Target’s shareholders in connection with the Shareholders’ Meeting, and any documents to be filed by any Target Company or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Target, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that any Target Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

SECTION 4.19 Tax and Regulatory Matters. Except as Previously Disclosed, no Target Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section. To the Knowledge of Target, there exists no fact, circumstance or reason why the requisite Consents referred to in Section 8.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 8.1(b).

SECTION 4.20 Charter Provisions. Each Target Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any Target Company or restrict or impair the ability of Purchaser to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Target Company that may be acquired or controlled by it.

SECTION 4.21 State Takeover Laws. Target has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable “moratorium,” “control share,” “fair price,” “business combination” or other state takeover Law.

SECTION 4.22 Articles of Incorporation Provisions. Target has taken all actions so that the entering into of this Agreement and the consummation of the Merger do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of Target (other than voting, dissenters’ rights of appraisal or other similar rights) or restrict or impair the ability of Purchaser or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of the Target Common Stock that may be acquired or controlled by it.

SECTION 4.23 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Target’s own account, or for the account of Target Bank or its customers, were entered into (i) in accordance with prudent business practices and all applicable Laws and (ii) with counterparties believed to be financially responsible.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Target as follows:

SECTION 5.1 Organization, Standing and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and is duly registered as a bank holding company under the BHC Act. Purchaser has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Purchaser is duly qualified or licensed to transact business as a foreign corporation in good standing in each jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

SECTION 5.2 Authority; No Breach.

(a) Purchaser has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Purchaser. This Agreement represents a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof will (i) conflict with or result in a breach of any provision of Purchaser’s Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Purchaser Company under, any Contract or Permit of any Purchaser Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, or (iii) subject to receipt of the requisite approvals referred to in Section 8.1(b) of this Agreement, violate any Law or Order applicable to any Purchaser Company or any of their respective Assets.

(c) No notice to, filing with, or Consent of any public body or authority is necessary for the consummation by Purchaser of the Merger and the other transactions contemplated in this Agreement other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate Laws and rules of the NASD, (ii) Consents required from and notices to Regulatory Authorities, (iii) notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and (iv) Consents, filings or notifications which, if not obtained or made, are not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

SECTION 5.3 Requisite Capital. Purchaser has the requisite capital to effect the Merger in accordance with the terms of this Agreement. There are no violations of Law, Litigation or other conditions which would Materially adversely impact Purchaser’s ability to close the Merger in accordance with the terms of this Agreement.

ARTICLE 5A.

REPRESENTATIONS AND WARRANTIES OF MERGER SUB

Merger Sub hereby represents and warrants to Target as follows:

SECTION 5A.1 Organization, Standing and Power. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida. Merger Sub has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Merger Sub is duly qualified or licensed to transact business as a foreign corporation in good standing in each jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Merger Sub.

SECTION 5A.2 Authority; No Breach.

(a) Merger Sub has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Merger Sub. This Agreement represents a legal, valid, and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by Merger Sub, nor the consummation by Merger Sub of the transactions contemplated hereby, nor compliance by Merger Sub with any of the provisions hereof will (i) conflict with or result in a breach of any provision of Merger Sub’s Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of Merger Sub under, any Contract or Permit of Merger Sub, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Merger Sub, or (iii) subject to receipt of the requisite approvals referred to in Section 8.1(b) of this Agreement, violate any Law or Order applicable to Merger Sub or any of its Assets.

(c) No notice to, filing with, or Consent of any public body or authority is necessary for the consummation by Merger Sub of the Merger and the other transactions contemplated in this Agreement other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate Laws and rules of the NASD, (ii) Consents required from and notices to Regulatory Authorities, (iii) notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and (iv) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Merger Sub.

ARTICLE 6.

CONDUCT OF BUSINESS PENDING CONSUMMATION

SECTION 6.1 Affirmative Covenants of Target. Unless the prior written consent of Purchaser and Merger Sub shall have been obtained, and except as otherwise contemplated herein, Target shall, and shall cause each Target Subsidiary: (a) to operate its business in the usual, regular and ordinary course; (b) to preserve intact its business organization and Assets and maintain its rights and franchises; (c) to use its reasonable efforts to cause its representations and warranties contained in this Agreement to be correct at all times; and (d) to take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the second sentence of Section 8.1(b) of this Agreement or (ii) adversely affect in any Material respect the ability of any Party to perform its covenants and agreements under this Agreement.

SECTION 6.2 Negative Covenants of Target. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Target covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer or chief financial officer of Purchaser, which consent shall not be unreasonably withheld:

(a) amend the Articles of Incorporation or Association, Bylaws or other governing instruments of any Target Company; or

(b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Target Company to another Target Company) in excess of an aggregate of $35,000 (for the Target Companies on a consolidated basis) except in the ordinary course of the business of Target Companies consistent with past practices (which shall include, for Target Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock held by any Target Company of any Lien or permit any such Lien to exist, except with regard to Liens on the stock of Target Bank Previously Disclosed; or

(c) repurchase, redeem or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans, exercises or conversions prior to the Effective Time of Outstanding Convertible Securities pursuant to the terms thereof or conversions prior to the Effective Time), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Target Company, or declare or pay any dividend or make any other distribution in respect of Target’s capital stock; or

(d) except for this Agreement, or pursuant to the exercise or conversion of Outstanding Convertible Securities, or as Previously Disclosed, issue, sell, pledge, encumber, authorize the issuance of, or enter into any Contract to issue, sell, pledge, encumber or authorize the issuance of or otherwise permit to become outstanding, any additional shares of Target Common Stock or any other capital stock of any Target Company, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any such stock; or

(e) adjust, split, combine or reclassify any capital stock of any Target Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Target Common Stock or Target Preferred Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Target Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Target Company) or (ii) any Asset having a book value in excess of $35,000 other than in the ordinary course of business for reasonable and adequate consideration; or

(f) acquire direct or indirect control over (i) any real property other than in connection with foreclosures in the ordinary course of business or acquisitions of control by Target in its fiduciary capacity, or (ii) any Person other than in connection with (A) internal reorganizations or consolidations involving existing Subsidiaries, (B) foreclosures in the ordinary course of business, or (C) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

(g) grant any increase in compensation or benefits to the employees or officers of any Target Company (including such discretionary increases as may be contemplated by existing employment agreements), except to employees in accordance with past practice Previously Disclosed or as required by Law, pay any bonus except in accordance with past practice Previously Disclosed or the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement, enter into or amend any severance agreements with officers of any Target Company, or grant any increase in fees or other increases in compensation or other benefits to directors of any Target Company except in accordance with past practice Previously Disclosed; or

(h) enter into or amend any employment Contract between any Target Company and any Person (unless such amendment is required by Law) that the Target Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

(i) adopt any new employee benefit plan of any Target Company or make any Material change in or to any existing employee benefit plans of any Target Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

(j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

(k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any Target Company for money damages in excess of $25,000 or which involves Material restrictions upon the operations of any Target Company; or

(l) except in the ordinary course of business, modify, amend or terminate any Material Contract or waive, release, compromise or assign any Material rights or claims;

(m) make any loan or extension of credit to any borrower (which shall include, for purposes of this Section 6.2(m), all Affiliates of such borrower) of any Target Company in excess of an aggregate of $500,000; or

(n) make any Material election with respect to Taxes; or

(o) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of 15 years or less, (i) purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers or purchase of any assets, in any Person other than any Target Company, or (ii) otherwise acquire direct or indirect control over any Person other than in connection with (A) foreclosures in the ordinary course of business, (B) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (C) the creation of new, wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement.

SECTION 6.3 Covenants of Purchaser. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Purchaser covenants and agrees that it shall continue to use all reasonable efforts to preserve intact the Purchaser Companies’ core businesses and goodwill with their respective employees and the communities they serve so as to preserve Purchaser’s ability to consummate the Merger.

SECTION 6.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to each other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (b) is reasonably likely to cause or constitute a Material breach of any of its representations, warranties or covenants contained herein, and to use its commercially reasonable efforts to prevent or promptly to remedy the same.

SECTION 6.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to each other Party (through its legal counsel) copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not Material). As of their respective dates, such reports will comply in all

Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

ARTICLE 7.

ADDITIONAL AGREEMENTS

SECTION 7.1 Shareholder Approval. Target shall call a Shareholders’ Meeting for the purpose of voting upon approval of the Merger and this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders’ Meeting, (a) the Parties shall prepare a Proxy Statement and mail it to the Target shareholders, (b) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (c) the Board of Directors of Target shall unanimously recommend (subject to compliance with their fiduciary duties as advised by counsel) to its shareholders that they approve this Agreement, and (d) the Board of Directors of Target shall use its reasonable best efforts to obtain such approval (subject to compliance with their fiduciary duties as advised by counsel).

SECTION 7.2 Applications. Purchaser shall promptly prepare and file, and Target shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

SECTION 7.3 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, Purchaser, Merger Sub and Target shall execute and file the Articles of Merger with the Secretary of State of the State of Florida in connection with the Closing.

SECTION 7.4 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Parties hereto to that end, including using its commercially reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8 of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its commercially reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

SECTION 7.5 Investigation and Confidentiality.

(a) Prior to the Effective Time, each Party will keep the other Parties advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Parties to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as any other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations.

(b) Except as may be required by applicable law or legal process, and except for such disclosure to those of its directors, officers, employees and representatives as may be appropriate or required in connection with the transactions contemplated hereby, each Party shall hold in confidence all nonpublic information obtained from any other Party (including work papers and other material derived therefrom) as a result of this Agreement or in connection with the transactions contemplated hereby (whether so obtained before or after the execution hereof) until such time as the Party providing such information consents to its disclosure or such information becomes otherwise publicly available. Promptly following any termination of this Agreement, each of the Parties agrees to use its commercially reasonable efforts to cause its respective directors, officers, employees and representatives to destroy or return to the providing party all such nonpublic information (including work papers and other material retrieved therefrom), including all copies thereof. Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by any other Party concerning its and its Subsidiaries’ businesses, operations and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof and all work papers containing confidential information received from any other Party.

(c) Each Party agrees to give the other Parties notice as soon as practicable after any determination by it of any fact or occurrence relating to any other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant or agreement of any other Party or which has had or is reasonably likely to have a Material Adverse Effect on any other Party.

(d) Neither any Party nor any Subsidiary of a Party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement. The Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

(e) Notwithstanding subsection (b) of this Section 7.5 or any other written or oral understanding or agreement to which the Parties are parties or by which they are bound, the

Parties acknowledge and agree that any obligations of confidentiality contained herein and therein that relate to the tax treatment and tax structure of the Merger (and any related transaction or arrangements) have not applied from the commencement of discussions between the Parties and will not hereafter apply to the Parties; and each Party (and each of its employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Merger and all materials of any kind that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulation Section 1.6011-4; provided, however, that each Party recognizes that each other Party has a right to maintain, in its sole discretion, any privilege that would protect the confidentiality of a communication relating to the Merger, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Internal Revenue Code and that such privilege is not intended to be affected by the foregoing. These principles are meant to be interpreted so as to prevent the Merger from being treated as offered under “conditions of confidentiality” within the meaning of the Treasury Regulations promulgated under Internal Revenue Code Sections 6011 and 6111(d)(2).

SECTION 7.6 Press Releases. Prior to the Effective Time, Target and Purchaser shall consult with each other as to the form and substance of any press release or other public disclosure Materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 7.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law so long as such Party gives the other Parties hereto prompt notice of such disclosure.

SECTION 7.7 No Solicitation.

(a) Target shall not, nor shall it permit any Target Subsidiary to, nor shall it authorize or permit any officer, director of employee of, or any investment banker, attorney or other advisor or representative of, Target or any Target Subsidiary to, (i) solicit or initiate or encourage the submission of, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that, subject to compliance with Section 7.7(c) below and after receiving the written opinion of independent outside legal counsel to the effect that the failure to do so would constitute a breach by the Target Board of Directors of its fiduciary duties to the Target shareholders under applicable Law, Target may, in response to an unsolicited Takeover Proposal that (i) was not received in violation of this Section 7.7, (ii) is not subject to financing, and (iii) the Target Board of Directors determines in good faith, after receipt of a written opinion of a financial advisor of nationally recognized reputation to such effect, would result in a transaction more favorable to Target shareholders than the Merger, (A) furnish information with respect to Target to any Person pursuant to a written confidentiality agreement and (B) participate in negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the immediately preceding sentence by any executive officer of Target or of any Target Subsidiary or any investment banker, attorney or other advisor or representative of Target or any Target

Subsidiary, whether or not such person is purporting to act on behalf of Target or any Target Subsidiary or otherwise, shall be deemed to be a breach of this Section 7.7 by Target. For purposes of this Agreement, “Takeover Proposal” means an inquiry, proposal or acquisition or purchase of a substantial amount of assets of Target or any Target Subsidiary (other than investors in the ordinary course of business) or of over 15% of any class of equity securities of Target or any Target Subsidiary or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of Target or any Target Subsidiary, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving Target or any Target Subsidiary other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or Materially delay the Merger or which would reasonably be expected to dilute Materially the benefits to Purchaser of the transactions contemplated hereby.

(b) Except as set forth herein, neither the Board of Directors of Target nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation of such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, upon receipt of the written opinion of independent outside legal counsel to the effect that failure to do so would constitute a breach of its fiduciary duties to Target shareholders under applicable Law, then, prior to the Shareholders’ Meeting, the Target Board of Directors may (subject to the terms of this and the following sentences of this Section 7.7(b)) approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement or the Merger) a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the second business day following Purchaser’s receipt of written notice (a “Notice of Superior Proposal”) advising Purchaser that the Target Board of Directors has received a Superior Proposal, specifying the Material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal; provided that Target shall not enter into an agreement with respect to a Superior Proposal unless Target shall have furnished Purchaser with written notice no later than 12:00 noon one (1) business day in advance of any date that it intends to enter into such agreement. In addition, if Target proposes to enter into an agreement with respect to any Takeover Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Purchaser the Expenses (as defined in Section 10.2(a) hereof and to the extent provided by Section 10.2(b) hereof) and the Termination Fee (as defined in Section 10.2(b) hereof). For purposes of this Agreement, a “Superior Proposal” means any bona fide proposal (not subject to financing) to acquire, directly or indirectly, for consideration consisting of cash or securities, more than 50% of the shares of Target Common Stock or shares of the capital stock of Target Bank then outstanding or all or substantially all of the assets of Target or Target Bank and otherwise on terms that the Target Board of Directors determines in its good faith judgment (after receipt of a written opinion of a financial advisor of nationally recognized reputation to such effect) to be more favorable to Target shareholders than the Merger.

(c) In addition to the obligations of Target set forth in Section 7.7(b) above, Target shall immediately advise Purchaser orally and in writing of any request for information or of any

Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, the Material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the Person making any Takeover Proposal or inquiry. Target shall keep Purchaser fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

(d) Nothing contained in this Section 7.7 shall prohibit Target from making any disclosure to Target’s shareholders if the Target Board of Directors determines in good faith, after receipt of the written advice of outside counsel to such effect, that it is required to do so in order to discharge properly its fiduciary duties to shareholders under applicable Law, provided that Target does not, except as permitted by Section 7.7(b) above, withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

SECTION 7.8 Employee Benefits and Contracts. Prior to the Effective Time, Target will terminate the Target Benefit Plans, effective as of the Effective Time. Following the Effective Time, Purchaser shall provide generally to officers and employees of the Target Companies, who at or after the Effective Time become employees of a Purchaser Company (collectively, “New Purchaser Employees”), employee benefits under the Purchaser Benefit Plans on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Purchaser Companies to their similarly situated officers and employees. Subject to the requirements of the immediately succeeding sentence, Purchaser may apply any pre-existing condition, exclusion or waiting period under any Purchaser employee health plan for which any employees or officers and dependents are covered by Target Benefit Plans as of the Closing but that portion of any such existing condition exclusion or waiting period shall not be enforced to the extent it exceeds in duration the corresponding provision in effect under the Target Benefit Plans immediately prior to the Closing. For purposes of participation, vesting and benefit accrual under all qualified benefit plans, the service of the employees of the Target Companies prior to the Effective Time shall be treated as service with the Purchaser Companies participating in all qualified benefit plans. Purchaser also shall credit New Purchaser Employees for amounts paid under Target Benefit Plans for the plan year including the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums under the Purchaser Benefit Plans.

SECTION 7.9 Large Deposits. Prior to the Closing, Target will provide Purchaser with a list of all certificates of deposit or checking, savings or other deposits owned by persons who, to the Knowledge of the Target, had deposits aggregating more than $100,000 and a list of all certificates of deposit or checking, savings or other deposits owned by directors and officers of Target and the Target Bank and their Affiliates in an amount aggregating more than $100,000 as of the last day of the calendar month immediately prior to the Closing.

SECTION 7.10 Indemnification Against Certain Liabilities. Purchaser agrees that all rights to indemnification and all limitations of liability existing in favor of the officers and directors of Target and Target Bank (“Indemnified Parties”) as provided in their respective articles of incorporation and bylaws as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of three (3) years from and after the Effective Time; provided, however, that all rights to any indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim; and provided further, however, that nothing set forth in this Section 7.10 shall be deemed to be a waiver of any statutory indemnification rights of the officers and directors of Target or Target Bank under applicable Law. To the extent available, Purchaser shall maintain in effect for not less than three (3) years after the Closing Date policies of directors’ and officers’ liability insurance comparable to those maintained by Target with carriers comparable to Target’s existing carriers and containing terms and conditions which are no less advantageous in any Material respect to the officers and directors of Target and which cover Target’s present officers and directors for such three-year period regardless of whether or not such Persons remain employed by Target after the Closing Date.

SECTION 7.11 Target Options. No later than five (5) calendar days after the date of this Agreement, Target shall obtain from each holder of Target Options listed on Exhibit 1 hereto a fully executed letter in the form of Exhibit 2 hereto, as the context requires, signed by such holder and shall deliver such executed letters to Purchaser.

SECTION 7.12 Irrevocable Proxies. Concurrent with the execution hereof, Target shall obtain and deliver to Purchaser Irrevocable Proxies in substantially the form of Exhibit 3 hereto, from all executive officers and directors of Target and from each Target shareholder who owns beneficially 5% or more of the Target Common Stock.

SECTION 7.13 Adjustment to the Target Allowance. Immediately prior to the Effective Time, Target shall adjust the Target Allowance in accordance with Purchaser’s instructions if Purchaser, in its sole discretion, determines that the Target Allowance has not been calculated in accordance with Purchaser’s policies, procedures and guidelines with respect to the calculation of the allowance for possible loan and credit losses for its Subsidiaries.

SECTION 7.14 Attendance at Board Meetings. As soon as reasonably practicable prior to the Effective Time, an individual selected by Purchaser shall have the right to attend all meetings of the Board of Directors of Target or Target Bank in a non-voting observer capacity, to receive notice of such meetings and to receive the information provided by Target or Target Bank to such Boards of Directors; provided, however, that Target or Target Bank may require as a condition precedent to Purchaser’s rights under this Section 7.14 that any person proposing to attend any meetings of such Boards of Directors shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so received during such meetings or otherwise.

SECTION 7.15 Young Indemnification. If, prior to the Effective Time, the Lawsuit shall not have been dismissed with prejudice or fully and finally discharged by non-appealable judgment, then from and after the Effective Time, L.F. Young, Jr. shall indemnify and hold Target Bank and Purchaser harmless from, against and with respect to, and shall reimburse the Target Bank and Purchaser for any and all Liabilities arising out of, resulting from or related in any way to, the Lawsuit, any and all costs and expenses (including legal costs and expenses) incident to the Lawsuit or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

ARTICLE 8.

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

SECTION 8.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6 of this Agreement:

(a) Shareholder Approval. The shareholders of Target shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments of Target.

(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger (which shall be deemed to include the authorization for the Surviving Corporation to reconstitute the Board of Directors of Target Bank) shall have been obtained or made and shall be in full force and effect, and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which, in the reasonable judgment of the Board of Directors of any Party, would so Materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger; provided, however, that no such condition or restriction shall be deemed to be Materially adverse unless it Materially differs from terms and conditions customarily imposed by any Regulatory Authority in connection with similar transactions.

(c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 8.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of any of the Parties would so Materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

(d) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, Materially restricts or makes illegal the consummation of the transactions contemplated by this Agreement.

SECTION 8.2 Conditions to Obligations of Purchaser and Merger Sub. The obligations of Purchaser and Merger Sub to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Purchaser and Merger Sub pursuant to Section 10.6(a) of this Agreement:

(a) Representations and Warranties. The representations and warranties of Target set forth or referred to in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 4.3 of this Agreement, which shall be true in all respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target or would reasonably likely result in Purchaser’s inability to comply with the Sarbanes-Oxley Act of 2002; provided that, for purposes of this Section 8.2(a) only, those representations and warranties that are qualified by reference to “Material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Target to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

(c) Certificates. Target shall have delivered to Purchaser (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer, to the effect that the conditions of its obligations set forth in Sections 8.2(a) and 8.2(b) of this Agreement have been satisfied in all Material respects, and (ii) certified copies of resolutions duly adopted by Target’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Purchaser and its counsel shall reasonably request.

(d) Employment Agreements. Each of Jerry S. Evans and Jo Anne Strickland shall have executed and delivered an Employment Agreement substantially in the form of the agreement attached hereto as Exhibit 4.

(e) Opinion of Counsel. Target shall have delivered to Purchaser an opinion of Igler & Dougherty, P.A., counsel to Target, dated as of the Closing, in a form reasonably satisfactory to Purchaser, as to the matters set forth in Exhibit 5 hereto.

(f) Continuation of Management and Target Bank Board. Target Bank’s current executive management shall be available to serve as the executive management of Target Bank after the Merger, and the Target Bank’s current board of directors shall be available to serve (if requested by Purchaser and the Surviving Corporation) on the board of directors of Target Bank after the Merger.

(g) Dissenting Shareholders. Holders of not more than 5% of the issued and outstanding shares of Target Common Stock shall have filed written notice intending to demand payment for their shares of Target Common Stock if the Merger is consummated or otherwise perfected any dissenters’ or appraisal rights under the FBC or the FBCA.

(h) Resignations. Each of the officers and directors of Target specified in writing by Purchaser no later than two (2) business days prior to the Closing shall have tendered to Purchaser resignation letters in form and substance reasonably acceptable to Purchaser on or prior to the Closing Date, such resignations to be effective immediately following the Closing.

(i) Noncompete Agreements. Each of L.F. Young, Jr., Edwin G. Brown, William E. Mills and Mark W. Payne shall have executed and delivered to Purchaser a Non-Competition and Non-Disclosure Agreement substantially in the form of the agreement attached hereto as Exhibit 6.

(j) Total Equity of Target and Insurance Coverage. Purchaser shall have verified that (i) the Total Equity of Target equals Four Million Two Hundred Forty-Four Thousand Four Hundred Three Dollars ($4,244,403.00), and (ii) Target Bank and the Surviving Corporation shall be fully insured against any and all Liabilities arising out of, resulting from or related in any way to the lawsuit pending in the United States District Court for the Northern District of Florida, Tallahassee Division, styled U.S. Bank National Association v. Citizens Bank – Wakulla, Civil No.: 4:03CV273RH/WCS (the “U.S. Bank Litigation”), if the U.S. Bank Litigation has not been dismissed with prejudice or fully and finally discharged by non-appealable judgment as of the Closing Date.

SECTION 8.3 Conditions to Obligations of Target. The obligations of Target to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Target pursuant to Section 10.6(b) of this Agreement:

(a) Representations and Warranties. The representations and warranties of Purchaser and Merger Sub set forth or referred to in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties, the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser or Merger Sub, as the case may be; provided that, for purposes of this Section 8.3(a), those representations and warranties that are qualified by references to “Material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Purchaser and Merger Sub to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

(c) Certificates. Purchaser shall have delivered to Target (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and chief financial officer, to the effect that the conditions of its obligations set forth in Section 8.3(a) and 8.3(b) of this Agreement have been satisfied in all Material respects, and (ii) certified copies of resolutions duly adopted by Purchaser’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Target and its counsel shall reasonably request.

ARTICLE 9.

TERMINATION

SECTION 9.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Target, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) by mutual written consent of the Boards of Directors of Purchaser and Target; or

(b) by the Board of Directors of Purchaser or Target (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a breach by Target, where Purchaser is the terminating Party, and by Purchaser or Merger Sub, where Target is the terminating Party, of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the terminating Party the ability to refuse to consummate the Merger under the standard set forth in Section 8.2(a) of this Agreement in the case of Purchaser and Section 8.3(a) of this Agreement in the case of Target; or

(c) by the Board of Directors of Purchaser or Target (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a Material breach by Target, where Purchaser is the terminating Party, and by Purchaser or Merger Sub, where Target is the terminating Party, of any covenant or agreement contained in this Agreement which cannot be or has not been cured within (30) days after the giving of written notice to the breaching Party of such breach; or

(d) by the Board of Directors of Purchaser or Target (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby has been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) if the shareholders of Target fail to approve this Agreement and the transactions contemplated hereby as required by the FBC or the FBCA at the Shareholders’ Meeting where the transactions were presented to such shareholders for approval and voted upon (assuming, for this purpose, that Purchaser votes the proxies granted to it pursuant to Section 7.12 hereof in favor thereof); or

(e) by the Board of Directors of Purchaser or Target in the event that the Merger shall not have been consummated by December 31, 2004, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(e); or

(f) by the Board of Directors of Purchaser or Target (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 9.1(e) of this Agreement; or

(g) by the Board of Directors of Target in connection with entering into a definitive agreement in accordance with Section 7.7(b) hereof, provided that it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Termination Fee; or

(h) by the Board of Directors of Purchaser if, prior to the Effective Time, there shall have occurred any event, change, occurrence, condition or state of facts that would, individually or in the aggregate, have a Material Adverse Effect on Target or any Target Company.

SECTION 9.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 9.2 and Sections 7.5(b), 7.7(b), 10.2 and 10.14 of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Section 9.1(b) or (c) of this Agreement shall entitle the terminating Party to the sum of $450,000 to be paid by the breaching Party, as and for liquidated damages, which shall be the sole remedy of any Party against the others under this Agreement.

ARTICLE 10.

MISCELLANEOUS

SECTION 10.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“Affiliate” of a Person shall mean: (a) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or

(b) any officer, director, partner, employer or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person.

“Agreement” shall mean this Agreement and Plan of Merger and the Exhibits delivered pursuant hereto and incorporated herein by reference.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended, and the rules and regulations promulgated by the Board of Governors of the Federal Reserve System thereunder.

“Closing” shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

“Closing Date” shall have the meaning provided in Section 1.2 of this Agreement.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” shall mean (a) any breach or violation of or default under any Contract, Order or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (c) any occurrence of any event that with or without the passage of or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit.

“Dissenting Shares” shall have the meaning provided in Section 3.1(b) of this Agreement.

“Dissenting Target Shareholders” shall have the meaning provided in Section 3.1(e) of this Agreement.

“Effective Time” shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

“Environmental Laws” shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and all state and local agencies with primary jurisdiction over pollution or protection of the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Plan” shall have the meaning provided in Section 4.14 of this Agreement.

“Exchange Agent” shall have the meaning provided in Section 3.1(c) of this Agreement.

“Exhibits” 1 through 5, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Expenses” shall have the meaning provided in Section 10.2 of this Agreement.

“FBC” shall mean the Florida Banking Code, including the Florida Interstate Banking Act.

“FBCA” shall mean the Florida Business Corporation Act, as amended.

“GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” shall mean any pollutant, contaminant or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., or any similar federal, state or local Law.

“Indemnified Parties” shall have the meaning provided in Section 7.11 of this Agreement.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated by the IRS thereunder.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge”, as used with respect to a Person, shall mean the knowledge of such Person after reasonable due inquiry of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer or any Senior or Executive Vice President of such Person.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any of the Regulatory Authorities.

“Lawsuit” shall mean the action previously pending in the Circuit Court of the Second Judicial Circuit in and for Wakulla County, Florida, styled Wade Kinsey v. Deborah L. Kinsey, Brian Young, and Citizens Bank Wakulla, Case No.: 04-122-CA.

“Letter of Transmittal” shall have the meaning provided in Section 3.2 of this Agreement.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loan Property” shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material” or “Materially” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question, provided that any specific monetary amount stated in this Agreement shall determine Materiality in that instance.

“Material Adverse Effect” on a Party shall mean an event, change, occurrence, condition or state of facts which has a Material adverse impact on (a) the financial position, business or results of operations of such Party and its Subsidiaries, taken as a whole, or (b) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material adverse impact” shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, and (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

“Merger” shall mean the merger of Merger Sub with and into Target referred to in Section 1.1 of this Agreement.

“Merger Consideration” shall have the meaning provided in Section 3.1(b) of this Agreement.

“Merger Sub” shall have the meaning provided in the Preamble to this Agreement.

“NASD” shall mean The National Association of Securities Dealers, Inc.

“1933 Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Notice of Superior Proposal” shall have the meaning provided in Section 7.7(b) of this Agreement.

“Old Certificates” shall have the meaning provided in Section 3.2 of this Agreement.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“Original Merger Agreement” shall have the meaning provided in the Preamble to this Agreement.

“Outstanding Convertible Securities” shall have the meaning provided in Section 3.6 of this Agreement.

“Outstanding Target Shares” shall have the meaning provided in Section 3.1(b) of this Agreement.

“Participation Facility” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” shall mean any of Target, Merger Sub or Purchaser, and “Parties” shall mean all of Target, Merger Sub and Purchaser.

“Permit” shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its capital stock, Assets, Liabilities or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Previously Disclosed” shall mean information (a) delivered in writing prior to the date of this Agreement in the manner and to the Party and counsel described in Section 10.8 of this Agreement and describing in reasonable detail the matters contained therein, provided that in the case of Subsidiaries acquired after the date of this Agreement, such information may be so delivered by the acquiring Party to any other Party prior to the date of such acquisition, or (b) disclosed prior to the date of this Agreement by one Party to the other Parties in an SEC Document delivered to such other Parties in which the specific information has been identified by the Party making the disclosure.

“Proxy Statement” shall mean the proxy statement used by Target to solicit the approval of its shareholders of the transactions contemplated by this Agreement.

“Purchaser” shall have the meaning provided in the Preamble to this Agreement.

“Purchaser Benefit Plans” shall mean all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other written employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans,” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Purchaser Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate.

“Purchaser Companies” shall mean, collectively, Purchaser and all Purchaser Subsidiaries.

“Purchaser Subsidiaries” shall mean the Subsidiaries of Purchaser.

“Record Date” shall have the meaning provided in Section 3.2 of this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all

state banking, securities and other regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Documents” shall mean all reports and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, state blue sky laws, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Shareholders’ Meeting” shall mean the meeting of the shareholders of Target to be held pursuant to Section 7.1 of this Agreement, including any adjournment or postponement thereof.

“Subsidiaries” shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, that there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

“Superior Proposal” shall have the meaning provided in Section 7.7(b) of this Agreement.

“Surviving Corporation” shall mean Target as the surviving corporation resulting from the Merger.

“Takeover Proposal” shall have the meaning provided in Section 7.7(a) of this Agreement.

“Target” shall have the meaning provided in the Preamble to this Agreement.

“Target Allowance” shall have the meaning provided in Section 4.9 of this Agreement.

“Target Bank” shall mean Citizens Bank Wakulla, a Florida-chartered bank and a Target Subsidiary.

“Target Benefit Plans” shall have the meaning provided in Section 4.14(a) of this Agreement.

“Target Common Stock” shall mean the $.01 par value per share common stock of Target.

“Target Companies” shall mean, collectively, Target and all Target Subsidiaries.

“Target Financial Statements” shall mean the consolidated balance sheets (including related notes and schedules, if any) of Target, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2003, 2002 and 2001, as previously furnished by Target to Purchaser, and all similar financial statements of Target for year-end and interim periods after the date of this Agreement.

“Target Regulatory Report” shall mean any form, report or document either (i) filed or required to be filed by Target or Target Bank, or both, with any Regulatory Authority or (ii) received by Target or Target Bank, or both, from any Regulatory Authority.

“Target Stock Plans” shall mean the existing stock option and other stock-based compensation plans of Target.

“Target Subsidiaries” shall mean the Subsidiaries of Target, which shall include the Target Subsidiaries described in Section 4.4 of this Agreement and any Person acquired as a Subsidiary of Target in the future and owned by Target at the Effective Time.

“Tax or Taxes” shall mean all federal, state, county, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, including interest and penalties thereon or additions with respect thereto.

“Taxable Period” shall mean any period prescribed by any governmental authority, including the United States or any state, local or foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

“Tax Return” shall mean any report, return or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Termination Fee” shall have the meaning provided in Section 10.2 of this Agreement.

“Total Equity of Target” shall be an amount equal to Four Million Two Hundred Forty-Four Thousand Four Hundred Three Dollars ($4,244,403.00), which amount includes an increase in Target’s loan loss reserve by $100,000.

SECTION 10.2 Expenses.

(a) Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel (the “Expenses”), except that each of Purchaser and Target shall bear and pay one-half of the fees payable in connection with the Proxy Statement and the printing costs incurred in connection with the printing of the Proxy Statement. The aggregate Merger Consideration shall be reduced dollar-for-dollar by an amount equal to (i) all of Target’s Expenses related to Hovde Financial LLC, Target’s investment banker, (ii) one-half of the total amount of Target’s Expenses related to Igler & Dougherty, P.A. until the total amount of such Expenses equals $40,000 in the aggregate and all of Target’s Expenses related to Igler & Dougherty, P.A. exceeding $40,000 in the aggregate, (iii) one-half of all additional Liabilities related to severance benefits and deferred compensation paid or to be paid to the officers, directors and employees of Target or Target Bank or to Target’s Directors’ 401(k) Plan, Executive Supplemental Income Plan or Executive Private Pension Agreement until the total amount of such reductions equals $40,000 in the aggregate and all reductions in the Total Equity of Target referred to in this clause (iii) exceeding $40,000 in the aggregate, (iv) one-half of the total amount of premiums and other charges paid by the Parties with respect to the directors’ and officers’ liability insurance policies referred to in Section 7.10 hereof until the total amount of such premiums and other charges equals $15,000 in the aggregate and all of such premiums and charges exceeding $15,000 in the aggregate, and (v) all payments made by Target or Target Bank in respect of the Lawsuit and all fees, costs and expenses associated therewith in the event that the Lawsuit is dismissed with prejudice or fully and finally discharged by non-appealable judgment prior to the Effective Time.

(b) Target shall pay, or cause to be paid, in same day funds to Purchaser the sum of $450,000 (the “Termination Fee”) upon demand if (A) Target terminates this Agreement pursuant to Section 9.1(g) or (B) prior to the termination of this Agreement (other than by Target pursuant to Section 9.1(b)), a Takeover Proposal shall have been made and within one (1) year of such termination, Target enters into an agreement with respect to, or approves or recommends or takes any action to facilitate, such Takeover Proposal. If Target terminates this Agreement pursuant to Section 9.1(d)(ii) under circumstances where clause (B) of the immediately preceding sentence is not applicable, Target shall pay, or cause to be paid, in same day funds to Purchaser, cash in the amount of $250,000.

SECTION 10.3 Brokers and Finders. Except as Previously Disclosed, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon its representing or being retained by or allegedly representing or being retained by Target, Merger Sub or Purchaser, each of Target, Merger Sub and Purchaser, as the case may be, agrees to indemnify and hold the other Parties harmless of and from any Liability in respect of any such claim.

SECTION 10.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, including the Original Merger Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, other than as provided in Section 7.10 of this Agreement.

SECTION 10.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of Target Common Stock, there shall be made no amendment decreasing the consideration to be received by Target shareholders without the further approval of such shareholders.

SECTION 10.6 Waivers.

(a) Prior to or at the Effective Time, Purchaser and Merger Sub, each acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Target, to waive or extend the time for the compliance or fulfillment by Target of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Purchaser and Merger Sub under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Purchaser and a duly authorized officer of Merger Sub.

(b) Prior to or at the Effective Time, Target, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Purchaser or Merger Sub, to waive or extend the time for the compliance or fulfillment by Purchaser or Merger Sub of any and all of their respective obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Target under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Target.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

SECTION 10.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other

Parties. Subject to the immediately preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

SECTION 10.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Purchaser
or Merger Sub:	ABC Bancorp
24 2nd Avenue, S.E.
Moultrie, Georgia 31768
Telecopy Number: (229) 890-2235

Attention: Chief Executive Officer

Copy to Counsel:	Rogers & Hardin LLP
2700 International Tower, Peachtree Center
229 Peachtree Street, N.E.
Atlanta, Georgia 30303
Telecopy Number: (404) 525-2224

Attention: Steven E. Fox

Target:	Citizens Bancshares, Inc.
2628 Crawfordville Highway
Crawfordville, Florida 32326
Telecopy Number: (850) 926-1018

Attention: President

Copy to Counsel:	Igler & Dougherty, P.A.
1501 Park Avenue East
Tallahassee, Florida 32301
Telecopy Number: (850) 878-1230

Attention: A. George Igler

SECTION 10.9 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Florida, without regard to any applicable conflicts of Laws, except to the extent that the federal Laws of the United States may apply to the Merger.

SECTION 10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Executed counterparts of this Agreement may be delivered via facsimile transmission.

SECTION 10.11 Construction. All article and sections headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the text requires. In this Agreement, unless otherwise specified or where the context otherwise requires, (a) terms such as “including” and any other words or phrases of inclusion will not be construed as terms of limitation, so that references to “included” matters will be regarded as non-exclusive, non-characterizing illustrations; and (b) the word “or” shall not be exclusive.

SECTION 10.12 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 10.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

SECTION 10.14 Survival. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time or the termination and abandonment of this Agreement, except that (i) Articles Two, Three and Ten and Sections 7.5(b), 7.8, 7.10 and 7.15 of this Agreement shall survive the Effective Time; and (ii) Sections 7.5(b), 7.7(b), 9.2 and 10.2 and this Section 10.14 shall survive the termination and abandonment of this Agreement.

SECTION 10.15 Interpretation of Agreement. The Parties acknowledge and agree that each Party has participated in the drafting of this Agreement and that this Agreement has been reviewed, negotiated and accepted by all Parties and their respective counsel, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor, or against, any Party shall be drawn from the fact that one Party has drafted any portion hereof.

[Signatures Next Page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and attested by its officers as of the day and year first above written.

ATTEST:	ABC BANCORP

/s/ Cindi H. Lewis, EVP	By:	/s/ Kenneth J. Hunnicutt
Corporate Secretary	Name:	Kenneth J. Hunnicutt
	Title:	Chairman & CEO

[CORPORATE SEAL]

ATTEST:	WAKULLA MERGER SUB, INC.

/s/ Cindi H. Lewis, EVP	By:	/s/ Kenneth J. Hunnicutt
Corporate Secretary	Name:	Kenneth J. Hunnicutt
	Title:	Chairman & CEO

ATTEST:	CITIZENS BANCSHARES, INC.

/s/ Edwin G. Brown	By:	/s/ L.F. Young, Jr.
Chairman of the Board	Name:	L.F. Young, Jr.
	Title:	President & CEO

[CORPORATE SEAL]

AGREED TO AND ACCEPTED (SOLELY AS TO SECTIONS 7.15 AND 10.14 HEREOF):

/s/ L.F. Young, Jr.
L.F. YOUNG, JR.

EXHIBIT 1

LIST OF TARGET OPTION HOLDERS

	Balance in 2001	Add in 2002	Total Issued	Options Exercised	Non Exercised Options
Edwin G. Brown	1,500	750	2,250	—	2,250

EXHIBIT 2

[LETTERHEAD OF CITIZENS BANCSHARES, INC.]

                    , 2004

__________________________
__________________________
__________________________

RE: Options to Purchase Shares of Common Stock of Citizens Bancshares, Inc.

Dear                     :

As you know, Citizens Bancshares, Inc. (“Citizens”) has entered into an Amended and Restated Agreement and Plan of Merger dated as of October 5, 2004 (the “Merger Agreement”) with ABC Bancorp (“ABC”) and Wakulla Merger Sub, Inc., a wholly-owned subsidiary of ABC (“Merger Sub”), which provides for the merger of Merger Sub with and into Citizens, as a result of which Citizens will become a wholly-owned subsidiary of ABC (the “Merger”). In connection with the Merger, shareholders of Citizens will receive cash in exchange for each share of common stock of Citizens (“Citizens Common Stock”). Pursuant to the terms of a Stock Option Agreement between you and Citizens, granted under Citizens Bancshares, Inc. Stock Option Plan (the “Plan”), you have options to purchase                      shares of Citizens Common Stock. This letter will clarify the status of your options in connection with the Merger. In order to induce ABC and Merger Sub to enter into the Merger Agreement and to consummate the Merger, Citizens has agreed that all options, warrants and other rights to purchase shares of Citizens Common Stock not exercised prior to the Effective Time (as defined in the Merger Agreement) will be cancelled (whether or not such warrant, option or other right is then exercisable), and all rights in respect thereof shall cease to exist, without any conversion thereof or payment of any consideration therefor, at the Effective Time.

The option price set forth in your Stock Option Agreement is $             per share (the “Option Price”). If you were to exercise your options prior to the closing date of the Merger, you would receive the Merger Consideration (as defined in the Merger Agreement) in exchange for each share of the Citizens Common Stock you purchase upon the exercise of your options.

Paragraph 11 of your Stock Option Agreement provides as follows:

“11. RECAPITALIZATION, MERGER AND CONSOLIDATION. If the shares of the Company’s Stock as a whole are increased, decreased, or changed into or exchanged for a different number or kind of shares or securities of the Company, whether through merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure, or the like, an appropriate and proportionate adjustment shall be made in the number and kinds of shares of Stock subject to the Plan and in the number, kinds, and per share exercise price of shares subject to unexercised Options or portions thereof granted prior to any such change. Any such adjustment in an outstanding Option, however, shall be made without a change in the total price applicable to the unexercised portion of the Option, but with a corresponding adjustment in the price for each share of stock covered by the Option. No fractional shares shall be issued as a result of any such adjustment.”

Further, Article 10.1(a) of the Plan provides as follows:

“10.1 CAPITAL STRUCTURE CHANGES

(a)	If the outstanding shares of the Company’s Stock as a whole are increased, decreased, changed into, or exchanged for a different number or kind of shares or securities of the Company, whether through merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure, or the like, an appropriate and proportionate adjustment shall be made in the number and kinds of shares subject to unexercised Options or portions thereof granted prior to any such change. Any such adjustment in an outstanding Option, however, shall be made without a change in the total price applicable to the unexercised portion of the Option but with a corresponding adjustment in the price for each share of Stock covered by the Option.”

In lieu of giving effect to the provisions of Paragraph 11 of your Stock Option Agreement or Article 10.1(a) of the Plan, you agree to terminate the option granted to you under your Stock Option Agreement, effective as of the Effective Time, to the extent it remains unexercised as of the Effective Time. You may wish to consult with your tax advisor on the tax treatment of this transaction.

Please acknowledge your agreement with the terms of this letter by signing where indicated below and returning the signed copy to us no later than October     , 2004. By signing hereunder, you acknowledge that, upon the consummation of the Merger, your options shall be cancelled, and all rights thereunder shall cease to exist.

If you have any questions, please let me know.

Sincerely,

2

Acknowledged and agreed to this

     day of                     , 2004.

(Signature of Option Holder)

(Print Name of Option Holder)

3

EXHIBIT 3

FORM OF IRREVOCABLE PROXY

This Irrevocable Proxy is given by the undersigned,                      (“Shareholder”), in favor of ABC Bancorp, a Georgia corporation (“ABC”), as of the     day of                     , 2004.

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Irrevocable Proxy, Citizens Bancshares, Inc., a Florida corporation (the “Company”), ABC and Wakulla Merger Sub, Inc., a wholly-owned subsidiary of ABC (“Merger Sub”), have entered into an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the parties have agreed, upon the terms and subject to the conditions set forth in the Merger Agreement, to a strategic combination of ABC and the Company whereby the Company will become a wholly-owned subsidiary of ABC (the “Merger”);

WHEREAS, as of the date hereof, Shareholder is the record and beneficial owner of                      shares (the “Existing Shares” and, together with any shares acquired after the date hereof and prior to the termination hereof, hereinafter collectively referred to as the “Shares”) of the common stock, $.01 par value per share, of the Company; and

WHEREAS, as inducement and a condition to entering into the Merger Agreement, ABC and Merger Sub have required Shareholder to agree, and Shareholder has agreed, to enter into this Irrevocable Proxy;

NOW, THEREFORE, with respect to the Merger Agreement and the transactions contemplated thereby and in accordance with Section 607.0722 of the Florida Business Corporation Act, Shareholder hereby irrevocably makes, constitutes and appoints ABC to act as Shareholder’s true and lawful proxy and attorney-in-fact in the name and on behalf of Shareholder, with full power to appoint a substitute or substitutes. Shareholder further directs ABC, and ABC hereby agrees, to vote all of the Shares which are entitled to vote at any meeting of the shareholders of the Company (whether annual or special and whether or not an adjourned meeting), or by written consent in the place and stead of Shareholder, in favor of the Merger as set forth in the Merger Agreement. By giving this proxy, Shareholder hereby revokes any other proxy granted by Shareholder at any time with respect to the Shares and no subsequent proxies will be given with respect thereto by Shareholder. THE PROXY GRANTED HEREBY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE. The proxy granted hereby shall not be terminated by any act of Shareholder or by operation of law, by lack of appropriate power of authority, or by the occurrence of any other event or events and shall be binding upon all beneficiaries, heirs at law, legatees, distributees, successors, assigns and legal representatives of Shareholder. Shareholder agrees to use all good faith efforts to cause any record owner of the Shares of which Shareholder is the beneficial owner to grant to ABC a proxy of the same effect as that contained herein. Shareholder shall perform such further acts and execute such further documents as may be required to vest in ABC the sole power to vote the Shares during the term of the proxy granted herein. The proxy granted herein shall expire on the earlier of (i) the date on which ABC and Shareholder mutually consent in writing to terminate this Irrevocable Proxy, (ii) the date of the Closing (as defined in the Merger Agreement), or (iii) the termination of the Merger Agreement in accordance with the terms thereof. Notwithstanding anything herein to the contrary, the proxy granted hereby and power herein conferred upon ABC (or any substitute or substitutes) may not be exercised prior to the receipt by ABC and the Company of the Consents of the Regulatory Authorities (as contemplated by the Merger Agreement).

IN WITNESS WHEREOF, Shareholder has executed and delivered this Irrevocable Proxy as of the date set forth above.

SHAREHOLDER

(Name)

(Signature)

2

EXHIBIT 4

FORM OF EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of                         , 2004, by and between CITIZENS BANK WAKULLA, a Florida bank (the “Bank”), and [                                                             ], a resident of the State of Florida (the “Executive”).

WHEREAS, ABC Bancorp, a Georgia corporation (“ABC”), has acquired all of the equity interest of Citizens Bancshares, Inc., the holder of all of the issued and outstanding capital stock of the Bank (“Citizens”), by means of a merger pursuant to an Amended and Restated Agreement and Plan of Merger dated as of October 5, 2004 (the “Merger Agreement”);

WHEREAS, the Executive is the                                                               of the Bank and desires to continue [his/her] employment with the Bank in such capacity;

WHEREAS, ABC desires that the Executive continue to serve in the capacity of                                                           of the Bank; and

WHEREAS, the Bank and the Executive, in conjunction with and pursuant to the terms of the Merger Agreement, desire to set forth in writing the terms and conditions of the Executive’s continued employment with the Bank.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Employment and Duties.

(a) The Bank hereby agrees to continue to employ the Executive and the Executive agrees to continue employment in [his/her] capacity as                                  of the Bank to act in accordance with the terms and conditions set forth herein. The Executive also consents to serve, if elected, as a director of the Bank for the additional compensation therefor set forth below. During the term of this Agreement, the Executive agrees that this position will be [his/her] principal employment, that [he/she] will serve the Bank faithfully and to the best of [his/her] ability and that [he/she] will devote [his/her] full business time, attention and skills to the operation of the business of the Bank, subject to reasonable absences for vacation and illness, and that [he/she] will perform such duties, functions and responsibilities in connection with such position and consistent with the foregoing as are from time to time delegated to the Executive by the Board of Directors of the Bank (the “Board”); provided, however, that the foregoing shall not be deemed to restrict the Executive from devoting a reasonable amount of time and attention to the management of [his/her] personal affairs and investments, so long as such activities do not interfere with the responsible performance of the Executive’s duties hereunder. The Executive shall provide the Board with periodic reports on, and keep them informed on a current basis concerning, the business and affairs of the Bank.

(b) The Bank shall provide the Executive with a private office, secretarial and administrative assistance, office equipment, supplies and other facilities and services suitable to the Executive’s position to be located at 2628 Crawfordville Highway, Crawfordville, Florida 32326, or at a comparable location within Wakulla County, Florida.

2. Term. The term (“Term”) of this Agreement shall commence on the date hereof and shall continue until the second anniversary of the date hereof.

3. Compensation. In consideration of the services to be rendered by the Executive to the Bank hereunder, the Bank hereby agrees to pay or otherwise provide the Executive the following compensation and benefits, it being understood that the Bank shall have the right to deduct therefrom all taxes which may be required to be deducted or withheld under any provision of applicable law (including, without limitation, Social Security payments, income tax withholding and other required deductions now in effect or which may become effective by law any time during the Term):

(a) The Executive shall receive an annual salary of (“Salary”) of                                           Dollars ($            ) to be paid in equal installments in accordance with the Bank’s salary payment practices in effect from time to time for executives of the Bank. The Bank may consider and declare from time to time increases in the Salary it pays Executive, and shall consider and declare Salary increases based upon the following standards:

a. Inflation;

b. Adjustments to the salaries of other senior management personnel; and

c. Past performance of Executive and the contribution which Executive makes to the business and profits of the Bank during the Term.

(b) In addition to Salary, the Executive shall be entitled to receive an annual bonus pursuant to any annual incentive compensation plan adopted by the Board of Directors of ABC.

(c) During the Term, the Executive shall be included as a participant in all present and future employee benefit, retirement and compensation plans generally available to employees of the Bank, consistent with [his/her] Salary and [his/her] position with the Bank, including, without limitation, Employer’s pension plan and hospitalization, major medical, disability and group life insurance plans.

(d) The Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by [him/her] in connection with the fulfillment of [his/her] duties hereunder, upon receipt of appropriate vouchers therefor, provided that the Executive has complied with all reasonable policies and procedures relating to the incurrence and reimbursement of such expenses as shall, from time to time, be established by the Bank.

4. Termination.

(a) This Agreement and the Executive’s employment hereunder shall terminate on the earliest to occur of the following events: (i) on the mutual agreement of the Bank

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and the Executive; (ii) the death of the Executive; (iii) the Executive becoming unable to perform a substantial portion of [his/her] duties as described herein, even with a reasonable accommodation, due to injury, illness or disability (mental or physical) as determined by an independent physician selected by the Bank and reasonably satisfactory to the Executive for a period of three (3) consecutive months or any aggregate period of six (6) months in any eighteen (18) month period (“Disability”); (iv) immediately upon the Bank giving written notice (referred to herein as the “Notice of Termination”) to the Executive of termination for any reason or for no reason; (v) immediately upon the Executive giving a Notice of Termination, which Notice of Termination shall specify in reasonable detail the reason (or lack thereof) for such termination hereunder, to the Bank of termination (1) due to a material breach by the Bank of, or a material failure by the Bank to perform, the terms and conditions of this Agreement and, after written notice from the Executive of such breach or failure, the Bank at any time thereafter again so breaches or fails to perform, or (2) for any reason or for no reason; or (vi) immediately and at any time upon the Bank giving a Notice of Termination to the Executive of a termination for Cause (as defined herein), which Notice of Termination shall specify in reasonable detail the Cause for such termination hereunder.

(b) For purposes of this Agreement, “Cause” for termination hereof shall exist if: (i) the Executive is convicted of, or pleads guilty to, any act of fraud, misappropriation or embezzlement, or any felony; (ii) in the reasonable determination of the Board, the Executive has engaged in conduct or activity materially damaging to the business of the Bank (it being understood, however, that unintentional physical damage to any property of the Bank by the Executive shall not be a ground for such a determination by the Board); or (iii) the Executive has failed, without reasonable cause, to devote [his/her] full business time and best efforts to the business of the Bank as provided in Section 1(a) hereof and, after written notice from the Bank of such failure, the Executive at any time thereafter again so fails.

5. Compensation Upon Termination. In the event of the termination of the Executive’s employment with the Bank pursuant to Section 4 hereof, the Bank shall continue to pay compensation and benefits to the Executive as follows:

(a) In the event of a termination pursuant to Section 4(a)(v)(2) or Section 4(a)(vi) hereof, compensation provided for herein shall continue to be paid, and the Executive shall continue to participate in the employee benefit, retirement, compensation plans and other perquisites as provided in Section 3 hereof, through and including the date of termination specified in the Notice of Termination (the “Date of Termination”). Any benefits payable under insurance, health, retirement and bonus plans as a result of the Executive’s participation in such plans through the Date of Termination shall be paid when due under such plans.

(b) In the event of a termination pursuant to Section 4(a)(iv) or Section 4(a)(v)(1) hereof, compensation provided for herein shall continue to be paid to the Executive through the end of Term so long as the Executive is not in breach of the terms and conditions of Section 7 hereof; provided, however, that the Executive’s participation in all of the employee benefit, retirement, compensation plans and other perquisites as provided in Section 3 hereof shall terminate on the Date of Termination unless otherwise required by applicable law. Notwithstanding the proviso in the immediately preceding sentence, any benefits payable under

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insurance, health, retirement and bonus plans as a result of the Executive’s participation in such plans through the Date of Termination shall be paid when due under such plans.

(c) In the event of a termination pursuant to Section 4(a)(ii) or Section 4(a)(iii) hereof, compensation provided for herein shall continue to be paid, and Executive shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in Section 3 hereof, (i) in the event of Executive’s death, through the date of death, or (ii) in the event of Executive’s Disability, through the Date of Termination pursuant to Section 4(a)(iii) hereof. Any benefits payable under insurance, health, retirement and bonus plans as a result of Executive’s participation in such plans through the date of death or the Date of Termination pursuant to Section 4(a)(iii) hereof, as the case may be, shall be paid when due under those plans.

6. Representations and Warranties.

(a) The Executive represents and warrants to the Bank that: (i) [he/she] has the full power and authority to execute, deliver and perform this Agreement, and that [he/she] has taken all actions necessary to secure all approvals required in connection herewith and therewith; (ii) this Agreement has been duly authorized, executed and delivered by [him/her] and constitutes [his/her] valid and binding agreement, enforceable against [him/her] in accordance with its terms; and (iii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, with the passage of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of or entitle any party to accelerate any obligation under or pursuant to, any material mortgage, lien, leases, agreement, instrument, order, arbitration award, judgment or decree to which [he/she] is a party or by which [he/she] or any of [his/her] assets are bound.

(b) The Bank hereby represents and warrants to the Executive that: (i) this Agreement has been duly authorized, executed and delivered by it, and constitutes the valid and binding agreement of it, enforceable against it in accordance with its terms; (ii) it has the full power authority to execute, deliver and perform this Agreement and has taken all necessary action to secure all approvals required in connection herewith; and (iii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, with the passage of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of or entitle any party to accelerate any obligation under or pursuant to, its charter or bylaws or any material mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which it is a party or by which it or any of its assets are bound.

7. Restrictive Covenants. Acknowledging that (i) [he/she] has intimate knowledge of the business of the Bank which, if exploited by [him/her], in contravention of this Agreement, would seriously adversely and irreparably affect the value of the Bank and the ability of ABC and Citizens to continue to operate the Bank following the consummation of the merger contemplated by the Merger Agreement; (ii) the provisions of this Section 7 are reasonable and necessary to protect the legitimate interests of ABC and Citizens; (iii) the provisions of this Section 7 are reasonable and necessary to protect the goodwill of the Bank acquired by ABC

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pursuant to the Merger Agreement; (iv) any violation of this Section 7 will result in irreparable injury to ABC, Citizens and the Bank and that damages at law would not be reasonable or adequate compensation to ABC, Citizens and the Bank for a violation of this Section 7; and (v) that in the course of [his/her] employment with the Bank, as contemplated by this Agreement, and as a result of the position of trust that [he/she] will hold under this Agreement, [he/she] will obtain private and confidential information and proprietary data relating to ABC, Citizens, the Bank and other affiliates of ABC, including, without limitation, financial information, product information and other data that are valuable assets and property rights of the Bank, Citizens and ABC and ABC’s affiliates (collectively referred to as “Confidential Information”), the Executive hereby agrees as follows:

(a) The Executive shall not, during the Term of this Agreement or any time after the termination of this Agreement, either directly or indirectly, disclose or use any Confidential Information acquired during [his/her] employment with the Bank, unless (i) the Confidential Information has been made public through no action or fault of the Executive, or (ii) its disclosure is requested or compelled by applicable law or regulatory agency. The Executive further agrees that after the termination of this Agreement, or at such other time as the Bank requests, the Executive will return to the Bank all documents, papers and records constituting Confidential Information, and all copies of same in the Executive’s possession and control.

(b) For a period equal to (i) one (1) year after the expiration of the Term or the termination of this Agreement and the Executive’s employment hereunder prior to the expiration of the Term pursuant to Section 4(a)(v) or Section 4(a)(vi) hereof; or (ii) the remaining Term and a period of one (1) year after the expiration of the Term upon the termination of this Agreement and the Executive’s employment hereunder pursuant to Section 4(a)(iv) hereof, the Executive shall not directly or indirectly provide banking or bank-related services to, or solicit the banking or bank-related business of, any customer of the Bank at the time of such provision of services or solicitation which the Executive served either alone or with others while employed by the Bank in any city, town, borough, township, village or other place in which the Executive performed services for the Bank while employed by it, or assist any actual or potential competitor of the Bank to provide banking or bank-related services to or solicit any such customer’s banking or bank-related business in any such place.

(c) While the Executive is employed by the Bank and for a period equal to (i) one (1) year after the expiration of the Term or the termination of this Agreement and the Executive’s employment hereunder prior to the expiration of the Term pursuant to Section 4(a)(v) or Section 4(a)(vi) hereof; or (ii) the remaining Term and a period of one (1) year after the expiration of the Term upon the termination of this Agreement and the Executive’s employment hereunder pursuant to Section 4(a)(iv) hereof, the Executive shall not, directly or indirectly, as principal, agent, or trustee, or through the agency of any corporation, partnership, trade association, agent or agency, engage in any banking or bank-related business or venture which competes with the business of the Bank as conducted during the Executive’s employment by the Bank within a radius of fifty (50) miles of the Bank’s main office.

(d) In addition to all other remedies provided at law or in equity, the Bank may petition and obtain from a court of law or equity both temporary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security to

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prevent a breach by the Executive of any covenant contained in this Section 7, as well as to an equitable accounting of all earnings and profits and other benefits arising out of any such violations.

8. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and deemed to have been given when delivered in person or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail, registered or certified, return receipt requested, postage prepaid, simultaneously dispatched) to the addresses specified below.

If to the Executive:	[NAME OF EMPLOYEE]
[ADDRESS OF EMPLOYEE]
[FACSIMILE NUMBER]

If to the Bank:	Citizens Bank Wakulla
c/o ABC Bancorp
24 2nd Avenue, S.E.
Moultrie, Georgia 31768
Facsimile: (912) 890-2235
Attn: Chief Executive Officer

or to such other address or fax number as either party may from time to time designate in writing to the other.

9. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and supersedes all prior or contemporaneous agreements and understandings, whether oral or written, with respect to the same. No modification, alteration, amendment or rescission of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by both parties hereto.

10. Governing Law. This Agreement and the rights and duties of the parties hereunder shall be governed by, construed under and enforced in accordance with the laws of the State of Florida.

11. Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. The rights, duties and obligations under this Agreement are assignable by the Bank to a successor of all or substantially all of the business or assets of the Bank. The rights, duties and obligations of the Executive under this Agreement shall not be assignable.

12. Survival. The respective obligations of the parties under Sections 5 and 7 hereof shall survive the termination of this Agreement.

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IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and delivered, and the Executive has executed and delivered this Agreement, all as of the day and year first above written.

CITIZENS BANK WAKULLA

By:
Its:

____________________________________(SEAL)
[NAME OF EMPLOYEE]

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EXHIBIT 5

MATTERS AS TO WHICH IGLER & DOUGHERTY, P.A. WILL OPINE

[Subject to standard assumptions, limitations, restrictions and matters disclosed in the Agreement and its schedules, including principles of equity and remedies, such as specific performance and fiduciary out provisions.]

1. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with corporate power and authority (a) to conduct its business as described in the Proxy Statement and (b) to own and use its Assets.

2. Target Bank is a Florida chartered state bank duly organized and validly existing under the laws of the State of Florida with all requisite power and authority to conduct its business as described in the Proxy Statement, and to own and use its Assets. The deposits of Target Bank are insured by the Federal Deposit Insurance Corporation to the extent provided by law. Target Bank has no Subsidiaries.

3. Target’s authorized shares consist of                      shares of Target Common Stock, $.01 par value per share, of which                      shares were outstanding as of the Effective Time. All of the outstanding shares of the capital stock of Target have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders, and are fully paid and nonassessable. To our Knowledge, except as Previously Disclosed, there are no options, subscriptions, warrants, calls, rights or commitments obligating Target to issue equity securities or acquire its equity securities.

4. Target owns, directly or indirectly, all the issued and outstanding shares of the capital stock of Target Bank. To our Knowledge, there are no options, subscriptions, warrants, calls, rights or commitments obligating Target Bank to issue equity securities or acquire its equity securities.

5. The execution and delivery by Target of the Agreement do not, and if Target were now to perform its obligations under the Agreement such performance would not, result in any violation of the Articles of Incorporation or Bylaws of Target or the Articles of Incorporation or Bylaws of Target Bank or, to our Knowledge, result in any breach of, or default or acceleration under, any Material Contract or Order to which Target or Target Bank is a party or by which Target or Target Bank is bound.

6. Target has duly authorized the execution and delivery of the Agreement and all performance by Target thereunder and has duly executed and delivered the Agreement.

7. The Agreement is enforceable against Target.

EXHIBIT 6

NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

THIS NON-COMPETITION AND NON-DISCLOSURE AGREEMENT (the “Agreement”) is made and entered into as of the              day of                         , 2004 by and between ABC BANCORP, a Georgia corporation (“ABC”), and [NAME OF DIRECTOR], an individual resident of the State of Florida (“Director”).

W I T N E S S E T H:

WHEREAS, pursuant to the terms of that certain Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) dated as of October 5, 2004 between ABC, Wakulla Merger Sub, Inc., a wholly-owned subsidiary of ABC (“Merger Sub”), and Citizens Bancshares, Inc. (“Citizens”), ABC and Citizens have agreed, upon the terms and subject to the conditions set forth in the Merger Agreement, to a strategic combination of ABC and Citizens, whereby Citizens will become a wholly-owned subsidiary of the ABC, and the shareholders of Citizens will receive cash in exchange for their shares of the common stock of Citizens (the “Merger”);

WHEREAS, prior to the Merger, Citizens and Citizens Bank Wakulla (the “Bank”) were, and after the Merger, ABC, Citizens and the Bank will continue to be, in the business of owning and operating financial institutions engaged in the business of banking, including the solicitation of time and demand deposits and the making of residential, consumer, commercial and corporate loans;

WHEREAS, Director is currently a shareholder and director of Citizens and the Bank, has heretofore been responsible for overseeing the management of the business of Citizens and the Bank, and has knowledge of the trade secrets, customer information and other confidential and proprietary information of Citizens, the Bank and ABC;

WHEREAS, the execution of this Agreement is contemplated by the Merger Agreement, to which this Agreement is attached as Exhibit “6”;

WHEREAS, in order to protect the goodwill of the business of Citizens and the Bank and the other value to be acquired by ABC pursuant to the Merger Agreement, for which ABC is paying substantial consideration, ABC and Director have agreed that ABC’s obligation to consummate the transactions contemplated by the Merger Agreement are subject to the condition, among others, that Director shall have entered into this Agreement;

WHEREAS, Director acknowledges that the provisions of this Agreement are reasonable and necessary to protect the legitimate interest of ABC and the business and goodwill acquired by it pursuant to the Merger Agreement; and

WHEREAS, in order to induce ABC and Merger Sub to consummate the Merger and the other transactions contemplated by the Merger Agreement, Director is willing to enter into this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the parties agree as follows:

1. Definitions. As used in this Agreement, terms defined in the preamble and recitals of this Agreement shall have the meanings set forth therein and the following terms shall have the meanings set forth below:

(a) “Competitive Business” shall mean any Person engaged in the business of banking, including the solicitation of time and demand deposits and the making of residential, consumer, commercial and corporate loans.

(b) “Confidential Information” shall mean ABC’s, Citizens’ and the Bank’s client and vendor lists, marketing arrangements, business plans, projections, financial information, training manuals, pricing manuals, product development plans, market strategies, internal performance statistics and other competitively sensitive information concerning ABC, Citizens and the Bank and their respective subsidiaries which is material to ABC, Citizens and the Bank and not generally known by the public, other than Trade Secrets, whether or not in written or tangible form.

(c) “Control” shall mean, with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(d) “ABC Market” shall mean the geographic limits of Leon County, Florida and Wakulla County, Florida.

(e) “Key Employee” shall mean any Person who is employed in a management, executive, supervisory, training, marketing or sales capacity for another Person.

(f) “Permitted Activities” shall mean (i) owning not more than 1% of the outstanding shares of publicly-held corporations engaged in a Competitive Business which have shares listed for trading on a securities exchange registered with the Securities and Exchange Commission or through the automatic quotation system of a registered securities association, or (ii) serving as an officer, director or employee of ABC.

(g) “Person” shall mean any individual, corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity.

(h) “Restricted Period” shall mean the period from the date hereof until the second (2nd) anniversary of the first day on which Director shall no longer be employed by ABC, Citizens or the Bank or any of their respective subsidiaries.

(i) “Trade Secrets” shall mean Trade Secrets as defined in Section 688.001(4), Florida Statutes, and shall include, without limitation, the whole or any portion or phase of any technical information, designs, processes, procedures or improvements that are

2

valuable and not generally known to the competitors of ABC, Citizens or the Bank, whether or not in written or tangible form.

2. No Competing Business. Director hereby agrees that during the Restricted Period, except as permitted by Section 5 of this Agreement, Director will not directly or indirectly own, manage, operate, Control, invest or acquire an interest in, or otherwise engage or participate in (whether as a proprietor, partner, stockholder, director, officer, Key Employee, joint venturer, investor or other participant in) any Competitive Business in the ABC Market, without regard to (a) whether the Competitive Business has its office or other business facilities within the ABC Market; (b) whether any activity of Director referred to above itself occurs or is performed within the ABC Market; or (c) whether Director resides or reports to an office within the ABC Market.

3. No Interference with the Business.

3.1 Director hereby agrees that during the Restricted Period, except as permitted by Section 5 of this Agreement, Director will not directly or indirectly solicit, induce or influence any customer, lender, lessor or any other Person which has a business relationship with ABC, Citizens or the Bank or any of their respective subsidiaries in the ABC Market, or which had on the date of this Agreement a business relationship with ABC, Citizens or the Bank or any of their respective subsidiaries in the ABC Market, to discontinue or reduce the extent of such relationship with ABC, Citizens or the Bank or such subsidiaries in the ABC Market.

3.2 Director hereby agrees that during the Restricted Period, except as permitted by Section 5 of this Agreement, Director will not (a) directly or indirectly recruit, solicit or otherwise induce or influence any Key Employee of ABC, Citizens or the Bank or any of their respective subsidiaries to discontinue such employment or agency relationship with ABC, Citizens or the Bank or such subsidiaries, or (b) employ or seek to employ, or cause or permit any Competitive Business to employ or seek to employ as a Key Employee for any Competitive Business, any Person who is then (or was at any time within six (6) months prior to the date Director or the Competitive Business employs or seeks to employ such Person) employed by ABC, Citizens or the Bank or any of their respective subsidiaries as a Key Employee.

4. No Disclosure of Proprietary Information.

4.1 Director hereby agrees that he will not directly or indirectly disclose to anyone, or use or otherwise exploit for his own benefit or for the benefit of anyone other than ABC, Citizens and the Bank and their respective subsidiaries, any Trade Secrets for as long as they remain Trade Secrets, except as permitted by Section 5 of this Agreement.

4.2 Director hereby agrees that, during the Restricted Period, he will not directly or indirectly disclose to anyone, or use or otherwise exploit for Director’s own benefit or for the benefit of anyone other than ABC, Citizens and the Bank and their respective subsidiaries, any Confidential Information, except as permitted by Section 5 of this Agreement.

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5. Permitted Activities. The restrictions set forth in Sections 2, 3 and 4 of this Agreement shall not apply to Permitted Activities or to actions taken by Director during the time he is employed by ABC, Citizens or the Bank or any of their respective subsidiaries to the extent, but only to the extent, that such actions are expressly approved by the Board of Directors of ABC.

6. Representations and Warranties. Director represents and warrants that this Agreement constitutes the legal, valid and binding obligation of Director, enforceable against him in accordance with its terms. Director represents and warrants that he has no right, title, interest or claim in, to or under any Trade Secrets or Confidential Information.

7. Waivers. ABC will not be deemed as a consequence of any act, delay, failure, omission, forbearance or other indulgences granted from time to time by ABC or for any other reason (a) to have waived, or to be estopped from exercising, any of its rights or remedies under this Agreement, or (b) to have modified, changed, amended, terminated, rescind, or superseded any of the terms of this Agreement.

8. Injunctive Relief. Director acknowledges (a) that any violation of this Agreement will result in irreparable injury to ABC; (b) that damages at law would not be reasonable or adequate compensation to ABC for violation of this Agreement; and (c) that ABC shall be entitled to have the provisions of this Agreement specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security, as well as to an equitable accounting of all earnings, profits and other benefits arising out of any such violation.

9. Notices. All notices and other communications under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service requiring acknowledgment of receipt. Any such notice or communication shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

To ABC:

ABC Bancorp

24 2nd Avenue, SE

Moultrie, Georgia 31768

Fax No. (912) 890-2235

Attn: Chief Executive Officer

with a copy (which shall not constitute notice to ABC) to:

Rogers & Hardin LLP

2700 International Tower, Peachtree Center

229 Peachtree Street, N.E.

Atlanta, Georgia 30303

Fax No.: (404) 525-2224

Attn: Steven E. Fox, Esq.

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To Director:

[NAME]

[ADDRESS AND FAX NUMBER]

All such notices and communications shall be deemed received upon (a) actual receipt thereof by the addressee; (b) actual delivery thereof to the appropriate address as evidenced by an acknowledged receipt; or (c) in the case of a facsimile transmission, upon transmission thereof by the sender and confirmation of receipt. In the case of notices or communications sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice or communication to the addressee at the address provided for above; provided, however, that such mailing shall in no way alter the time at which the facsimile notice or communication is deemed received.

10. Successors in Interest. This Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, legal representatives, successors and assigns, and any reference to a party hereto shall also be a reference to any such heir, legal representative, successor or assign.

11. Number; Gender. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

12. Captions. The titles and captions contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Sections are references to Sections of this Agreement.

13. Controlling Law; Integration; Amendment. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida without reference to its choice of law rules. This Agreement and the documents executed pursuant hereto or in connection herewith supersede all negotiations, agreements and understandings among the parties with respect to the subject matter hereof and constitutes the entire agreement among the parties hereto. This Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto.

14. Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect. In the event

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that any provision of this Agreement should ever be deemed to exceed the time, geographic, product or service or any other limitations permitted by applicable law, then such provision shall be deemed reformed to the maximum extent permitted by applicable law.

15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts. Executed counterparts of this Agreement may be delivered via facsimile transmission.

16. Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto, and their respective heirs, legal representatives, successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person being deemed a third party beneficiary of this Agreement.

17. Attorneys’ Fees. If ABC brings any action, suit, counterclaim, appeal, arbitration or mediation for any relief against Director, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an “Action”), the prevailing party in such action shall be entitled to payment of its reasonable attorneys’ fees and costs incurred in bringing and prosecuting such Action and/or enforcing any judgment, order, ruling, or award (collectively, a “Decision”) granted therein, all of which shall be deemed to have accrued on the date of commencement of such Action and shall be paid whether or not such Action is prosecuted to a Decision. Any Decision entered in such Action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such Decision.

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IN WITNESS WHEREOF, Director has duly executed and delivered this Agreement, and ABC has caused this Agreement to be duly executed and delivered on its behalf by an officer thereunto duly authorized, all as of the date first above written.

[NAME OF DIRECTOR]

ABC BANCORP

By:
Kenneth J. Hunnicutt, Chairman and Chief Executive Officer

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